Exhibit 99.2

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:	Chapter 11 Case No.

Lehman Brothers Holdings Inc., et al.,	08-13555 (JMP)
Jointly Administered
Debtors.

MONTHLY OPERATING REPORT

MARCH 2010 - SUPPLEMENTAL

BALANCE SHEET AS OF MARCH 31, 2010 WITH

ACCOMPANYING SCHEDULES

DEBTORS’ ADDRESS:	LEHMAN BROTHERS HOLDINGS INC.
c/o WILLIAM J. FOX
1271 AVENUE OF THE AMERICAS
35th FLOOR
NEW YORK, NY 10020

DEBTORS’ ATTORNEYS:	WEIL, GOTSHAL & MANGES LLP
c/o SHAI WAISMAN
767 FIFTH AVENUE
NEW YORK, NY 10153

REPORT PREPARER:	LEHMAN BROTHERS HOLDINGS INC., A DEBTOR IN POSSESSION

THIS OPERATING STATEMENT MUST BE SIGNED BY A REPRESENTATIVE OF THE DEBTOR

The undersigned, having reviewed the attached report and being familiar with the Debtors’ financial affairs, verifies under penalty of perjury, that the information contained therein is complete, accurate and truthful to the best of my knowledge.

Lehman Brothers Holdings Inc.

Date: August 13, 2010	By:	/s/ William J. Fox
William J. Fox
Executive Vice President

Indicate if this is an amended statement by checking here:      AMENDED STATEMENT ☐

TABLE OF CONTENTS

Schedule of Debtors	3

Lehman Brothers Holdings Inc. and Other Debtors and Other Controlled Entities
Notes to the Balance Sheet	4
Balance Sheet	14

Accompanying Schedules:
Financial Instruments Summary and Activity	16
Real Estate Owned and Unencumbered — By Product Type	17
Commercial Real Estate Owned and Unencumbered — By Property Type and Region	18
Loan Portfolio (Funded and Unencumbered) Summary by Rating	19
Private Equity / Principal Investments Owned and Unencumbered	20
Derivatives Assets and Liabilities	21
Unfunded Lending and Private Equity / Principal Investments Commitments	22

SCHEDULE OF DEBTORS

The following entities have filed for bankruptcy in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”):

	Case No.	Date Filed
Lead Debtor:
Lehman Brothers Holdings Inc. (“LBHI”)	08-13555	9/15/2008

Related Debtors:
LB 745 LLC	08-13600	9/16/2008
PAMI Statler Arms LLC(1)	08-13664	9/23/2008
Lehman Brothers Commodity Services Inc. (“LBCS”)	08-13885	10/3/2008
Lehman Brothers Special Financing Inc. (“LBSF”)	08-13888	10/3/2008
Lehman Brothers OTC Derivatives Inc. (“LOTC”)	08-13893	10/3/2008
Lehman Brothers Derivative Products Inc. (“LBDP”)	08-13899	10/5/2008
Lehman Commercial Paper Inc. (“LCPI”)	08-13900	10/5/2008
Lehman Brothers Commercial Corporation (“LBCC”)	08-13901	10/5/2008
Lehman Brothers Financial Products Inc. (“LBFP”)	08-13902	10/5/2008
Lehman Scottish Finance L.P.	08-13904	10/5/2008
CES Aviation LLC	08-13905	10/5/2008
CES Aviation V LLC	08-13906	10/5/2008
CES Aviation IX LLC	08-13907	10/5/2008
East Dover Limited	08-13908	10/5/2008
Luxembourg Residential Properties Loan Finance S.a.r.l	09-10108	1/7/2009
BNC Mortgage LLC	09-10137	1/9/2009
LB Rose Ranch LLC	09-10560	2/9/2009
Structured Asset Securities Corporation	09-10558	2/9/2009
LB 2080 Kalakaua Owners LLC	09-12516	4/23/2009
Merit LLC (“Merit”)	09-17331	12/14/2009
LB Somerset LLC (“LBS”)	09-17503	12/22/2009
LB Preferred Somerset LLC (“LBPS”)	09-17505	12/22/2009

(1)         On May 26, 2009, a motion was filed on behalf of LBHI seeking entry of an order pursuant to Section 1112(b) of the Bankruptcy Code to dismiss the Chapter 11 Case of PAMI Statler Arms LLC, with a hearing to be held on June 24, 2009.  On June 19, 2009, the motion was adjourned without a date for a continuation hearing.

The Chapter 11 cases of Fundo de Investimento Multimercado Credito Privado Navigator Investimento No Exterior (Case No: 08-13903) and Lehman Brothers Finance SA (Case No: 08-13887) have been dismissed.

LEHMAN BROTHERS HOLDINGS INC. AND OTHER DEBTORS

AND OTHER CONTROLLED ENTITIES

MONTHLY OPERATING REPORT (“MOR”)

NOTES TO THE BALANCE SHEETS AS OF MARCH 31, 2010

(AND ACCOMPANYING SCHEDULES)

(Unaudited)

Basis of Presentation

The information and data included in this MOR are derived from sources available to LBHI and its Controlled Entities (collectively, the “Company”). Controlled Entities (or “LBHI Controlled”), refers to those entities that are directly or indirectly controlled by LBHI, and exclude, among other things, certain entities (such as Lehman Brothers Inc. (“LBI”), Lehman Brothers International (Europe) (“LBIE”) and Lehman Brothers Japan (“LBJ”)) under separate administrations in the U.S. or abroad, including proceedings under the Securities Investor Protection Act.  LBHI and certain of its Controlled Entities have filed for protection under Chapter 11 of the Bankruptcy Code, and are referred to herein as (“Debtors”).  The Debtors’ Chapter 11 cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure. Entities that have not filed for protection under Chapter 11 of the Bankruptcy Code  are referred to herein as (“Non-Debtors”), though they may be a party to other proceedings, including among other things, foreign liquidations or other receiverships. The Company has prepared this MOR, as required by the Office of the United States Trustee, based on the information available to the Company at this time; however, such information may be incomplete and may be materially deficient.  This MOR is not meant to be relied upon as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities. The Company reserves all rights to revise this report.

This MOR should be read in conjunction with previously filed financial statements and accompanying notes in LBHI’s annual and quarterly reports and Form 8-K reports as filed with the United States Securities and Exchange Commission (“SEC”) and other filings dated post Chapter 11 as filed with various regulatory agencies by Controlled Entities.  This MOR is not prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), although, certain, but not all, of the deviations from GAAP and other pertinent disclosures are described in these Notes.

The Balance Sheets and Accompanying Schedules (collectively, the “Balance Sheet”) do not reflect normal period-end adjustments that were generally recorded by the Company prior to the filing of the Chapter 11 cases upon review of major accounts as of the end of each quarterly and annual accounting period. This MOR does not include explanatory footnotes and other disclosures required under GAAP and is not presented in a GAAP-based SEC reporting format.  Certain classifications utilized in this MOR may differ from prior report classifications; accordingly amounts may not be comparable.

Certain items presented in this MOR remain under continuing review by the Company and may be accounted for differently in future monthly reports. Accordingly, the financial information herein is subject to change and any such change could be material.

The Balance Sheet does not reflect or provide for all of the consequences of the Company’s Chapter 11 cases (i) as to assets, including a wide range of legal claims the Company is pursuing or considering pursuing, their realizable values on a liquidation basis or their availability to satisfy liabilities; and (ii) as to pre-petition liabilities, the amounts that may be allowed for claims or contingencies, or their status and priority. Accordingly, future monthly reports may reflect adjustments (including write-downs and write-offs) to the assets and adjustments to the liabilities, which may be material.

The Balance Sheet does not reflect off-balance sheet commitments, including, but not limited to, fully unfunded commitments under corporate loan agreements, real estate and private equity partnerships, and other agreements, contingencies and guarantees made by the Company prior to the Chapter 11 cases. The validity, existence and extent of obligations under the various guarantees have yet to be determined.

The Balance Sheet reflects the investments in LBHI’s wholly-owned indirect subsidiaries Aurora Bank FSB (formerly known as Lehman Brothers Bank FSB) (“Aurora”) and Woodlands Commercial Bank (formerly known as Lehman Brothers Commercial Bank) (“Woodlands”), (collectively the “Banks”) on an equity basis in “Investments in affiliates — LBHI Controlled Non-Debtor Entities” in the amounts of $677 million and $705 million, respectively.

Merit LLC filed for protection under Chapter 11 of the Bankruptcy Code on December 14, 2009.  Merit’s balance sheet is currently under review and not presented as a Debtor separately in the Balance Sheet herein.

This MOR is not audited and will not be subject to audit or review by the Company’s external auditors at any time in the future.

Use of Estimates

In preparing the Balance Sheet, the Company makes various estimates that affect reported amounts and disclosures. Broadly, those amounts are used in measuring fair values or expected recoverable amounts of certain financial instruments and other assets and establishing various reserves.

Estimates are based on available information and judgment. Therefore, actual results could differ from estimates and could have a material effect on the Balance Sheet and Notes thereto. As more information becomes available to the Company, including the outcome of various negotiations, litigation, etc., it is expected that estimates will be revised.  Such revisions may be material.

Cash and Investments

Cash and investments include demand deposits, interest-bearing deposits with banks, U.S. government obligations and U.S. government guaranteed securities with maturities through December 31, 2012, and U.S. and foreign money market funds.

Cash and Investments Pledged or Restricted

Cash and investments pledged or restricted includes the cash and investments pledged on or prior to September 15, 2008 by the Company in connection with certain documents executed by the Company and Citigroup Inc. (Citibank) and HSBC Bank PLC (HSBC), currently recorded at $2 billion and $218 million, respectively. The Company has not recorded any reserves against this cash, as the Company is in discussions with these financial institutions regarding these pledges, or in some cases the Company does not have sufficient information at this time as to the circumstances surrounding these pledges. Accordingly, adjustments (including write-downs and write-offs), which may be material, may be reflected in future Balance Sheets.

In addition, cash and investments pledged or restricted includes: (i) approximately $1.749 billion held by Lehman Commercial Paper Inc. (“LCPI”) (also reported as a post-petition payable) primarily consisting of cash collected on (a) loans that collateralize notes held by both LBHI Controlled entities and Non-LBHI Controlled entities and (b) loans participated to a Non-LBHI Controlled entity; (ii) $328 million of cash collected by LBSF on derivatives trades which collateralized notes; (iii) various pre-petition balances on administrative hold by certain financial institutions; and, (iv) $188 million of mis-directed wires received by LBHI for the benefit of third parties and Non-LBHI Controlled entities (also reported as a post-petition payable). No admission is made as to the validity, enforceability or perfection of any interests in such cash amounts and as such,  the Company’s rights in respect thereof are reserved.

Cash Seized

Subsequent to the Chapter 11 cases, approximately $510 million was seized by Bank of America (“BOA”) to offset derivatives claims against the Debtors. The Company is in litigation to recover this amount from BOA and is awaiting a decision by the Bankruptcy Court.  Such amount is not reflected in the Balance Sheet.

JPMorgan Collateral Disposition Agreement

The Company and JPMorgan (including its affiliates, “JPM”) entered into a Collateral Disposition Agreement that became effective on March 31, 2010 (the “CDA”). The CDA provides for the disposition of certain collateral held by JPM and satisfaction of its claims on a provisional basis. Pursuant to the CDA, among other things:

•                  JPM reduced its remaining aggregate claim balance from approximately $7.64 billion to approximately $524 million through application of collateral consisting of certain cash, cash proceeds and principal and income payments received in respect of certain securities and money market funds that JPM has asserted had been pledged by LBHI, LBI and other affiliates to secure such claims. LBHI made a cash payment to JPM of approximately $524 million equal to the aggregate unpaid balance of the provisionally allowed JPM claims. (Previously recorded on the December 31, 2009 Balance Sheet in Taxes and Other Payables).

•                  JPM transferred the remaining collateral to LBHI either as direct owner or subrogee (the “Transferred Collateral”).

•                  LBHI was subrogated to JPM’s alleged secured claim against LBI and certain other affiliates.

Subrogated Receivables from Affiliates and Third Parties of $9.4 billion represents the cash previously reported as Cash and Investments Pledged or Restricted and securities posted by LBHI primarily on behalf of affiliates including LBI. The largest Subrogated Receivables recorded are from LBI in the amount of $6.6 billion, from LBSF of $1.8 billion and from LBIE of $0.5 billion. LBSF and other LBHI-Controlled entities have not recorded the corresponding payable to LBHI at this time. The Company cannot assess, at this time, the collectability of these Subrogated Receivables. Accordingly, adjustments (including write-downs and write-offs), which may be material, may be reflected in future Balance Sheets. The Company reserves all rights to contest any claim, guarantee and alleged security asserted by JPM, including its claims for interest charges on the clearance advances claim. The Company is in the process of valuing the Transferred Collateral, including notes issued by the Restructured Asset Securities with Enhanced Returns, Series 2007-7-MM Trust (“RACERS”), to LBHI as subrogee of LBI and certain other affiliates in order to determine if the value of such collateral owned by an affiliate will be sufficient to offset the cash posted on behalf of such affiliate by LBHI. The Transferred Collateral supports such subrogated receivables, but the related value is not reflected on this Balance Sheet.

Additionally, as part of the CDA, a portion of the collateral transferred to LBHI as subrogee consisted of LCPI owned securities held by JPM as collateral for LCPI’s potential obligation to JPM. At this time, the Company believes that LCPI’s exposure is contingent upon events that the Company has deemed unlikely to occur.

Financial Instruments and Other Inventory Positions

Financial instruments and other inventory positions are presented at fair value except, as described below, for certain Private Equity/Principal Investments and derivative assets. Fair value is determined by utilizing observable prices or pricing models based on a series of inputs to determine the present value of future cash flows. The fair value measurements used to record the financial instruments described below may not be in compliance with GAAP requirements.

Prior to the Chapter 11 cases, LBHI, Lehman ALI Inc. (“ALI”) and Property Asset Management Inc. (“PAMI”), among others, entered into intercompany financing transactions with LCPI in anticipation of arranging third party financings. For presentation purposes, inventory (not subsequently pledged to a third-party) collateralizing the intercompany financing transactions has not been transferred and continues to be reflected on the balance sheet of the entity receiving the financing, along with the related intercompany liabilities. The related inventory values as of March 31, 2010 on the balance sheet of the entities receiving the financing are approximately $1.0 billion for LBHI, $140 million for ALI and $260 million for PAMI.  These transactions are under review to determine the ownership rights and/or security interests in the related assets. Upon completion of such review, related amounts recorded in the Balance Sheet may require adjustments and/or transfer in future periods, which may be material.

The Company is not in possession or does not have complete control of certain financial instruments reflected on the Balance Sheet and has filed or is in the process of filing claims with the affiliated broker-dealer or other counterparties.  Adjustments may be required in future Balance Sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheet.

Financial instruments include Senior Notes and retained equity interests (collectively “Securitization Instruments”) held by LBHI and LCPI in securitization structures (“Structures”).  Prior to the Chapter 11 cases, these Structures were formed with financial instruments that were sold to, or participated under loan participation agreements with LBHI Controlled Entities. These Securitization Instruments (corresponding to Verano, Pine, Spruce, SASCO, Fenway and Kingfisher Structures) are valued based on the lower of (i) fair values of the underlying collateral as of March 31, 2010, or (ii) face value of the notes plus accrued interest.  The Company has estimated the value of these Securitization Instruments at March 31, 2010 to be approximately $2.4 billion for LBHI and $1.1 billion for LCPI.

These Securitization Instruments were collateralized (including allocated cash) by Loans, Real Estate, and Private Equity/Principal Investments in the amounts, estimated as of March 31, 2010, of $1.1 billion, $1.4 billion, and $1.0 billion, respectively.  As part of the CDA, the Company will be assessing ownership rights on the underlying collateral.

Derivatives

Derivative Assets.  Derivative assets represent amounts due from counterparties related to matured, terminated and open trades recorded at expected recovery amounts, net of cash and securities collateral received. Recoveries in respect of derivatives receivables are complicated by numerous and unprecedented practical and legal challenges, including: (i) whether counterparties have validly declared termination dates in respect of derivatives and lack of clarity as to the exact date and time as of when counterparties ascribed values to their derivatives contracts; (ii) abnormally wide bid-offer spreads and extreme liquidity adjustments resulting from market conditions in effect as of the time when the vast majority of the Company’s derivatives transactions were terminated and whether such market conditions provide the Company with a basis for challenging counterparty valuations; (iii) counterparty creditworthiness, which can be reflected both in reduced actual cash collections from counterparties and in reduced valuations ascribed by the market to derivatives transactions with such counterparties and whether, in the latter circumstance, such reduced valuations are legally valid deductions from the fair value of derivatives receivables; and (iv) the enforceability of provisions in derivatives contracts that purport to penalize the defaulting party by way of close-out and valuation mechanics, suspend payments, structurally subordinate rights of the debtor in relation to transactions with certain special purpose vehicles and, deduct for financial advisory and legal fees that the Company believes are excessive and expansive set-off provisions.

The expected recovery amounts are determined using various models, data sources, and certain assumptions regarding contract provisions.  During the period January 1, 2010 to March 31, 2010 the change in estimated recovery values primarily reflects the Company’s current judgment of estimated recovery values taking into consideration continued analysis of positions taken and valuation assumptions made by counterparties, negotiation and realization history since the beginning of the Chapter 11 cases and a probable assessment of the legal uncertainties of certain contract provisions associated with subordination and set off. The Company will continue to review amounts recorded for the derivative assets in the future as the Company obtains greater clarity on the issues referred to above; such adjustments (including write-downs and write-offs) may be material.

Derivative assets include amounts that may collateralize certain notes.  These amounts continue to be under review with respect to whether any security interests are valid, perfected, or enforceable and whether they might be voidable under the U.S. Bankruptcy Code.

Pursuant to an order entered in the Chapter 11 cases, certain of the Company entities have commenced a hedging program in order to protect the value of certain derivatives transactions that have not been terminated by counterparties. The cash posted as collateral, net of gains or losses on hedging positions, are reflected in the caption Receivables and Other Assets in the Balance Sheet.

Derivative Liabilities.  Derivative Liabilities represent amounts due to counterparties related to open, matured and terminated transactions. These derivative liabilities are recorded (i) in cases where claims have been resolved, at values agreed upon with counterparties; (ii) in cases where claims have not been resolved, at end of day mid-market values (“EOD”) net of cash and/or securities collateral.

The EOD values represent the following: (i) for trades open as of March 31, 2010, the EOD as of March 31, 2010; (ii) for matured and terminated contracts, the EOD at the maturity date or termination date; (iii) where a value was unable to be determined for (i) and (ii) above, the last valuation recorded by the company prior to the Chapter 11 cases.

Derivative claims filed with the Company are materially in excess of the amount recorded in the Balance Sheet.  It is likely that the ultimate settlement amount of the derivative liabilities will be materially lower than the claims filed and materially greater than the derivative liabilities recorded in the Balance Sheet.  As with the complexities described above regarding recoveries of derivative assets, similar issues will arise for derivative liabilities.

Real Estate

Real Estate includes residential and commercial whole loans, residential and commercial real estate owned properties, joint venture equity interests in commercial properties, and other real estate related investments.  Domestic Commercial Real Estate is recorded at fair value as of December 31, 2009, adjusted for cash activity from January 1, 2010 to March 31, 2010, except for assets acquired subsequent to December 31, 2009, including assets acquired from Bankhaus which were recorded at an Applicable Value (refer to the “LB Bankhaus Settlement” section herein) at the time of the purchase.  Commercial Real Estate in Europe and Asia and Residential Real Estate (representing approximately 28% of the total real estate inventory) are recorded at fair value as of March 31, 2010. In most cases, pricing models provided by third parties for the commercial real estate portfolio incorporate projected cash flows, including satisfying obligations to third parties, discounted at rates based on certain market assumptions. Valuations for residential real estate assets are primarily based on third-party valuations and recent comparable sales activity.

Loans

Loans primarily consist of term loans and revolving credit facilities with fixed maturity dates and are contingent on certain representations and contractual conditions applicable to each of the various borrowers. Loans are recorded at fair value.

Private Equity / Principal Investments

Private Equity / Principal Investments include equity and fixed-income direct investments in companies and general partner and limited partner interests in investment fund vehicles (including private equity) and in related funds.  Equity principal investments and general partner interests are primarily valued utilizing discounted cash flows, comparable trading (including cross-cycle analysis) and transaction multiples. Fixed-income principal investments are primarily valued utilizing market trading, comparable spreads and yields (including cross-cycle analysis), and recovery analysis. Limited partner interests in private equity and hedge funds are valued at the net asset value unless an impairment is assessed.

The investment in Neuberger Berman is recorded as of March 31, 2010 at $1,017 million for preferred and common equity interests held, reflecting the amount initially calculated prior to the closing of the acquisition in May 2009.  During the quarter ending March 31, 2010, $244 million  was reclassified to LBHI from a Non-Debtor LBHI-Controlled entity, based on a pro rata percentage of assets contributed.

LB Bankhaus Settlement

The Company and LB Bankhaus agreed to the terms of a settlement agreement (“Bankhaus Agreement”), as approved by the Bankruptcy Court on January 14, 2010, whereby the Company would purchase (primarily by termination of  participations) loans participated to LB Bankhaus by the Company and  loans where Bankhaus served as the lender and participated the loans to the Company.  The Company agreed to pay approximately $1.3 billion, including cash collected of $0.3 billion (through various dates and at an agreed percentage) by the Company on the participated loans, for corporate loans with an Applicable Value of $0.8 billion and real estate loans with an Applicable Value of $0.7 billion. The loans have been recorded at the Applicable Value (as defined in the Bankhaus Agreement as the value of the Category 1 and Category 4 Loans as of October 31, 2009) at the date of this Balance Sheet and the cash collected is no longer reported as restricted.

In addition, LCPI agreed that LB Bankhaus will have an allowed and accepted non-priority unsecured claim in the amount of approximately $1.0 billion in connection with the United Kingdom law Loan Market Association (“LMA”)-style loans where LCPI was the lender and participated the loans to LB Bankhaus. The Company has adjusted the previously recorded liability of $800 million to $1 billion to reflect this liability as a pre-petition payable. (Refer to Docket #6303 filed on December 18, 2009)

MetLife Settlement

Prior to bankruptcy, the Company through Variable Funding Trust 2007-1 (“VFT 2007”) and Variable Funding Trust 2008-1 (“VFT 2008”) (collectively, “the VFTs”), entered into two separate Note Purchase Agreements with The Metropolitan Life Insurance Company and its subsidiaries and affiliates (collectively, “MetLife”) pursuant to which the VFT’s issued to MetLife certain notes (the “MetLife Notes”) and MetLife agreed to provide variable rate senior secured revolving credit facilities to the VFT’s in an aggregate principal amount of up to $1.0 billion. LCPI sold and assigned mortgage loans and corporate loan participations into the VFTs which were pledged as collateral for the MetLife Notes.

The commencement of LBHI’s Chapter 11 case constituted an Event of Default under the related  Note Purchase Agreements entitling MetLife to exercise certain remedies with respect to the collateral. As a result, the Company entered into a settlement with MetLife on May 13, 2009 which restructured the terms of the VFTs including modifying the portfolio management processes and using all the cash held in the VFTs for prepayment of the MetLife Notes. In March 2010, LCPI paid approximately $355 million to MetLife to satisfy the outstanding balances. The corporate loans were transferred to LCPI and recorded accordingly as of the March 31, 2010 Balance Sheet. The real estate loans are reported in VFT 2007 (an LBHI Controlled Affiliate) with a corresponding post-petition intercompany payable to LCPI for the March 31, 2010 Balance Sheet. VFT 2007 subsequently transferred such loans to LCPI due to the termination of VFT 2007.

Prior to the Chapter 11 cases, LBHI made cash contributions of $220 million to VFT 2008 required to meet collateralization provisions.  These transactions are under review to determine LBHI’s right to recover these amounts. Upon completion of such review, related amounts recorded in the Balance Sheet may require adjustments in future periods, which may be material.

Investments in and Due to/from Affiliates - Transactions with LBHI Controlled Entities and Non-LBHI Controlled Entities (separately or collectively, “Affiliates”)

Investment in Affiliates

Current market valuations for assets held at Non-LBHI Controlled Entities are neither maintained by, nor readily available to, the Company. As such, investments in Non-LBHI Controlled Entities are recorded at the net book values which were recorded as of September 14, 2008.  Adjustments may be required in future Balance Sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheet. Affiliates that incurred cumulative net operating losses in excess of capital contributions are reflected as a negative amount in Investments in affiliates on the Balance Sheet.

Due to/from Affiliates (post-petition)

This Balance Sheet reflects the obligations for certain administrative services and bankruptcy related costs incurred through March 31, 2010. The accrued costs not paid as of March 31, 2010 are reflected as accrued liabilities.  Certain of these costs have been allocated to significant Debtor and Non-Debtor LBHI Controlled Entities and are reflected as receivables from and payables to LBHI Controlled Debtor and Non-Debtor Entities- post petition net of any cash payments. The costs incurred for LBHI operations are determined in the following order: (i) assigned to a legal entity or to the Debtor entities where the costs are specifically identifiable (“Dedicated Legal Entity Costs”) or (ii) allocated to a broader group of legal entities (“Non-Dedicated Legal Entity Costs”) either on a Direct or Indirect basis. Direct Costs are asset class support costs not identified as specific to one legal entity and are allocated to legal entities based on a percentage of inventory owned by that legal entity for the specific asset class. Indirect Costs are for the overall management of the Company and cannot be specifically identified to a legal entity or asset class. Certain Indirect Costs for key vendors providing holding company and bankruptcy-related services are initially allocated at 20% to LBHI.  Remaining Indirect Costs are then allocated to all asset classes based on an equally weighted split of inventory balances and dedicated headcount. These costs are then allocated to legal entities based on the direct allocation percentages determined for each asset class.

Company entities have engaged in cash transfers and transactions post-petition between Affiliates subject to a Cash Management Order approved by the Court.  These transfers and transactions are primarily to support activities on behalf of other LBHI Controlled Entities that may not have adequate liquidity for such things as funding private equity capital calls, restructuring of certain investments, or paying operating expenses. The transferring affiliate is entitled to certain claim priorities in the case of other Debtors, (and in the case of Non-Debtor Entities, a promissory note accruing interest at a market rate) and where available, collateral to secure the advanced funds. Similarly, LBHI has received cash on behalf of other LBHI Controlled Entities post-petition, most often in cases where an LBHI Controlled Entity has sold an asset and may not have a bank account to hold the proceeds received in the sale.  These LBHI Controlled Entities have administrative claims to LBHI for this cash.  All of the above cash transactions are reflected in the caption Due from/to LBHI Controlled Debtor and Non-Debtor entities - post-petition.

Due to/from Affiliates (pre-petition)

Receivables and payables amongst the Company entities consist of: (i) intercompany derivative contracts recorded on September 14, 2008 at fair value in the Company’s records, and (ii) other intercompany receivables and payables derived from financings and normal course of business activities as of September 14, 2008, adjusted for the following: (i) impact of netting down certain repurchase and other financing transactions which are reflected (for purposes of this presentation) net of collateral inventory (except when the collateral was not subsequently financed to a third party), (ii) currency revaluations, (iii) interest on certain intercompany balances and (iv) adjustments to the September 14, 2008 balances identified and booked subsequent to September 14, 2008.

On September 19, 2008, Lehman Brothers Inc., (“LBI”) a subsidiary of LBHI that is currently in liquidation pursuant to the Securities Investor Protection Act of 1970, transferred virtually all of its subsidiaries to Lehman ALI Inc., (“ALI”) a subsidiary of LBHI, for a paid-in-kind promissory note (“PIK Note”). The Company has recorded this transfer in its books and records at a de minimus amount as the Company believes the PIK Note has no value.  Under the terms of the PIK Note and Security Agreement, the principal sum equal to the fair market value of the acquired stock of the subsidiaries transferred to ALI by LBI, as of September 19, 2008 is to be determined by Lazard Ltd. (“Lazard”) pursuant to a methodology mutually agreed upon between LBI and Lazard.  In the event that such valuation reflects a positive value, the Balance Sheet will be adjusted accordingly.

Subsequent to September 15, 2008, certain of LBCS’s derivative trades and related collateral processed through the Chicago Mercantile Exchange (“CME”) were transferred to other CME members. The financial impact to (and potential legal claim of) LBCS is undetermined as of the date of this MOR filing.  LBCS had recorded a receivable in excess of $1 billion from LBI as its clearing CME member, reflected in the caption Due from Non-LBHI Controlled Affiliates.  Accordingly, adjustments (including write-downs and write-offs), which may be material, may be reflected in future Balance Sheets.

Investments In and Due to/from Affiliates - Other

The Company reclassified balances of $8 billion and $7 billion, respectively from Due from/to affiliates- Non-LBHI controlled entities to LBHI controlled Non-Debtors related to an agreement reached with a foreign receiver to manage these foreign entities where LBHI is the significant creditor.  The Company has not recorded the assets and liabilities of these foreign entities in this Balance Sheet, as the Company is in the process of reviewing the values to be recorded.

This Balance Sheet does not reflect potential reserves on the receivables from Affiliates and investments in Affiliates or an estimate of potential additional payables to Affiliates, as the aforementioned potential reserves or liabilities are not yet determinable.

The systems utilized by the Company have recorded, in certain cases, interest income or expense on outstanding balances between affiliates; accordingly, such amounts are included in the Balance Sheet. Realization may be impacted by bankruptcy proceedings in the various legal jurisdictions and may require adjustments in future Balance Sheets  which may be material.

The Banks

On February 20, 2009, the Company made a capital contribution of $200 million to Woodlands.  In exchange for the contribution, Woodlands provided the Company with the right to receive the first $200 million of any recovery on a loss incurred when a financial institution obtained control of Woodlands’ securities that had been placed with LBI for safekeeping.

During the six month period ending June 30, 2009, the Company made capital contributions to Aurora of approximately $400 million consisting of mortgage servicing rights, forgiveness of liabilities to the Company, and cash. In December 2009, the Company made an additional capital contribution of $100 million to assure Aurora’s total risk-based capital ratio satisfies the 10% “well-capitalized” mark.

Under a Master Forward Agreement (“MFA”), as amended in August 2008, the Company agreed to purchase all loans held for sale from Aurora, without recourse, on a sale date designated by Aurora at a price equal to Aurora’s cost of the loan less principal payments received to date.  The Company did not perform its obligation to purchase the loans resulting in an event of default.  As a result, Aurora obtained control of the approximately $415 million of estimated value of collateral in the form of mortgage servicing rights posted by the Company.

The Company entered into (i) a Master Repurchase Agreement (“Aurora MRA”), as originated in March 2009 and amended in July 2009, in December 2009 and July 2010,  to provide Aurora with up to $450 million of borrowing capacity through December 31, 2011 and (ii) a receivables financing facility (“Receivables Loan”) in October of 2009, via a bankruptcy remote special purpose entity owned by Aurora’s wholly-owned loan servicing subsidiary where the Company will provide up to $500 million in secured financing subject to certain borrowing base and other restrictions.  As of March 31, 2010, there are no outstanding balances on the Aurora MRA and $215 million are outstanding on the Receivables Loan.

Receivables and Other Assets

Receivables and Other Assets at Debtor entities primarily include derivative hedges of $313 million (LBSF), Receivables Loan to Aurora of $215 million (LBHI), foreign asset-backed securities of $175 million (LBHI),  property, plant and equipment of $54 million (LBHI), principal and interest receivables, including cash held at third-party servicer, of $228 million (LCPI), and other miscellaneous balances.  The monetization of certain receivables and other assets are under continuous review and may require adjustments in future Balance Sheets.

Financings

The Company has securitization and financing agreements with third parties, where under some of these agreements an event of default has occurred. Such events of default include breach of collateralization ratio, failure to pay interest, failure to repurchase assets on the specified date, or LBHI’s bankruptcy. This Balance Sheet reflects these securitizations and financings (for purposes of this presentation) net of the respective securities inventory collateral either as a net payable or, if it resulted in a net receivable, in certain cases, a reserve was recorded. The subsequent decrease in values of the underlying inventory collateralizing the financing transactions have not been reflected as a payable to the third parties. These agreements with financing counterparties are subject to ongoing legal review.  As such, net amounts recorded in the Balance Sheet are estimates and related amounts recorded in the Balance Sheet may require adjustments in future periods which may be material. The Company has or is in the process of submitting a claim to Affiliates in other receiverships to recover certain financial instruments.

Liabilities Subject to Compromise

Liabilities subject to compromise refers to pre-petition obligations of the Debtors and does not represent the Company’s current estimate of known or potential obligations to be resolved in connection with the Chapter 11 cases. Differences between amounts recorded in the Debtors’ books as of their respective petition dates and the creditors’ claims, including tax authorities and derivatives counterparties, filed by the Bar Date, are material.

Taxes

Due to the uncertainties of future taxable profits, the deferred tax assets recorded by the Company prior to the bankruptcy filings have been entirely offset through valuation allowances.  Deferred tax assets have not been recorded.  LBHI and its subsidiaries filed their 2008 federal tax return reflecting a net operating loss (“NOL”) of approximately $47 billion and subsequently filed a federal income tax refund claim of approximately $350 million for the two-year carryback of the 2008 NOL.

In addition to the 2008 NOL carryback claim, LBHI is due a refund from the Internal Revenue Service (“IRS”) for the tax years 1997 through 2000.  The Company is in mediation procedures regarding certain transactions recorded in its returns filed with the IRS for the years 2001 through 2007, and has concluded the mediation related to years 1997 through 2000.  Although the IRS has not filed any proofs of claim against the Debtors, as the bar date for federal tax claims has been extended until December 31, 2010, the IRS has indicated it will apply refunds owed as offsets against its claims.  LBHI also expects to make an election to carryback its 2008 NOL for up to five years under recently enacted legislation, which may further reduce any federal tax deficiency.

The Company estimates approximately $2 billion for potential amounts owed to federal, state, and local taxing authorities, net of the refund claims referenced above and the anticipated five-year NOL carryback. Accordingly, such estimate is reflected in the Balance Sheet. The Company is negotiating significant issues with various taxing authorities and this amount could change at any time, which could be material.  LBHI plans to allocate the estimated liability to other members of the federal consolidated group, including LBI, on a reasonable basis. Because certain taxes carry joint and/or several liability, LBHI may pay taxes relating to LBI.  In such event, LBHI may have a claim against LBI.

Historic GAAP tax reserves are dated as of August 30, 2008 (LBHI’s last quarterly GAAP closing date prior to its bankruptcy filing) and were prepared in accordance with Fin 48 and other applicable financial accounting pronouncements applied as of such date.

At present, LBHI and its affiliates are awaiting the filing of proofs of claims by various tax authorities and, as such, these amounts have not been adjusted for the post-bankruptcy period to reflect subsequent developments, including but not limited to tentative tax audit settlements.  Moreover, due to the dynamic nature of the tax function and the ongoing tax audit process, as well as the general rules establishing several tax liability for members of consolidated/combined tax liability for federal income tax purposes (also for many states and localities), the Company is presently unable to allocate to its affiliates its share of the overall tax estimate contained in the disclosure statement.  Notwithstanding this fact, in the event a particular LBHI affiliate is unable to satisfy its standalone tax liability and the relevant taxing authority collects such tax liability either from LBHI and / or another LBHI affiliate (under the tax principle adopted by many taxing jurisdictions imposing several tax liability on members of a consolidated / combined / unitary tax return), LBHI and its affiliates intend to apportion the cost of such tax liability in an equitable manner.

Borrowings and Accrued Interest

During the first quarter 2010, the Company reclassified approximately $1.1 billion in estimated accrued interest related to pre-petition borrowings on the balance sheet of LBHI from Payables to Borrowings and Accrued Interest.

Currency Translation

The Company’s general ledger systems automatically translate assets and liabilities (including borrowings) of LBHI Controlled and Non-LBHI Controlled Entities having non-U.S. dollar functional currencies using exchange rates as of the Balance Sheet date. The gains or losses resulting from translating non-US dollar functional currency into U.S. dollars are included in Stockholders’ Equity.

Legal Proceedings

The Company is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the bankruptcy proceedings and various other matters. The Company is unable at this time to determine the financial impact of such proceedings and the impact that any recoveries or liabilities may have upon the Balance Sheet. As more information becomes available, the Company may record revisions, which may be material, in future Balance Sheets.

Examiner

On January 16, 2009, the Bankruptcy Court entered an order directing the U.S. Trustee to appoint an Examiner and outlined the subject matter of the Examiner’s investigation. The Examiner’s report was issued on March 11, 2010.  The Company continues to review the Examiner’s report to determine whether any actions should be taken to pursue possible recoveries from any Affiliates or third parties.  On July 13, 2010, the Bankruptcy Court entered an order discharging the Examiner and his professionals.

Subsequent Events

On April 14, 2010, the Company filed a revised joint Chapter 11 plan  (the “Plan”) that  proposes an economic resolution of allowed claims against and equity interests in the Debtors pursuant to the Bankruptcy Code. The Plan recognizes the corporate integrity of each Debtor.  Allowed claims against a Debtor will be satisfied from the assets of that Debtor.  The Plan proposes to satisfy secured, administrative and priority claims in full, while general unsecured claims, intercompany claims and guarantee claims would be satisfied in part by a “pro rata” cash distribution subject to the proposed Plan. Stockholders are not expected to receive any consideration under the Plan on account of their equity interests. On April 14, 2010, the Company also filed a proposed Disclosure Statement that includes, among other things, concepts regarding allowed, direct, and guarantee claims, estimates of recoveries for each Debtor including future asset recoveries and operating costs.  The Company is engaged in continuing discussions with various constituencies regarding the Plan in an effort to determine adjustments to the Plan that may be appropriate to achieve consensus. The Company expects it will, in the future, file a revised Plan and a revised Disclosure Statement to reflect such modifications, however the Company cannot presently estimate the timing of such filings.

Claims

The respective Bar Dates for all prepetition creditors except the Internal Revenue Service have passed. Of the over 66,000 claims filed against the Debtors to date, 62,244 claims with a minimum face amount in excess of $736 billion remain active. The active claims have been filed in various priorities.  The Debtors continue to receive new and amended claims.  The population of claims includes nearly 20,000 claims that are either unliquidated, contingent or otherwise not quantified by the claimant, and over 25,000 guarantee-based claims.  The Debtors have identified differences between amounts claimed by creditors and the amounts recorded in the Debtors’ records and ledgers as of their respective petition dates. The Debtors are in the process of and will continue to investigate these differences (including unliquidated and contingent claims) and will seek to reconcile such differences through its claims resolution process. To date, the Company has identified many claims which it believes should be disallowed for a number of reasons, including but not limited to claims that are duplicative of other claims, claims that are amended by later filed claims, claims that are not properly filed against a Debtor in these proceedings and claims that are either overstated, assert an incorrect priority or that cannot otherwise properly be asserted against these Debtors. To date, 4,698 claims in face amount of $109.6 billion have been disallowed or withdrawn, objections to 4,234 claims with a face amount of $38.8 billion are currently pending before the court and certain claims have been settled. The Debtors intend to object to claims as appropriate and any future settlement of claims, which may be material, will be reflected in future balance sheets and MORs.

Financial Systems and Control Environment

Procedures, controls and resources used to create the Balance Sheet were modified, including a significant reduction in resources, in comparison to what was available to the Company prior to the Chapter 11 cases.  The Company is continuously reviewing its accounts, and as a result, modifications, errors and potential misstatements might be identified that require future adjustments.

Accompanying Schedules

The amounts disclosed in the Accompanying Schedules to the Balance Sheet included in this MOR filing are based on the information available at the time of the filing and are subject to change as additional information becomes available.

Rounding

The Balance Sheet and the Accompanying Schedules may have rounding differences in their summations. In addition, there may be rounding differences between the financial information on the Accompanying Schedules and the related amounts on the Balance Sheet.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Balance Sheet As of March 31, 2010

(Unaudited)

	DEBTOR ENTITIES (1)
	Lehman Brothers Holdings Inc.	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Brothers Commercial Corporation	Lehman Brothers OTC Derivatives Inc.	Lehman Brothers Financial Products Inc.	Lehman Brothers Derivative Products Inc.	Lehman Commercial Paper Inc.	Luxembourg Residential Properties Loan Finance S.a.r.l.	LB 745 LLC	CES Aviation LLC
$ in millions	08-13555	08-13888	08-13885	08-13901	08-13893	08-13902	08-13899	08-13900	09-10108	08-13600	08-13905

Cash and investments	$1,926	$5,841	$1,204	$485	$176	$427	$386	$957	$7	$0	$0
Cash and investments pledged or restricted	2,666	328	39	5	—	—	—	1,762	—	—	—
Financial instruments and other inventory positions:
Real estate	2,252	0	—	—	—	—	—	1,772	137	—	—
Loans	1,308	2	0	—	—	—	—	2,618	—	—	—
Private equity/Principal investments	1,429	0	—	—	—	—	—	651	—	—	—
Derivatives and other contractual agreements	—	4,269	270	145	359	36	20	105	—	—	—
Total financial instruments and other inventory positions	4,990	4,271	270	145	359	36	20	5,146	137	—	—
Subrogated Receivables from Affiliates and Third Parties	9,399	—	—	—	—	—	—	—	—	—	—
Receivables and other assets	600	383	13	11	1	12	2	256	0	—	—
Investments in affiliates:
LBHI controlled debtor entities	778	83	—	—	—	—	—	143	—	—	—
LBHI controlled non-debtor entities	(29,001)	913	(0)	—	—	—	—	620	—	—	—
Non-LBHI controlled entities	14,838	—	—	—	—	—	—	—	—	—	—
Total Investments in affiliates	(13,385)	997	(0)	—	—	—	—	762	—	—	—
Due from affiliates:
LBHI controlled debtor entities - post petition	160	—	271	10	25	—	2	331	—	304	23
LBHI controlled non-debtor entities - post petition	669	—	—	—	—	—	—	12	—	—	—
LBHI controlled debtor entities	45,723	1,646	1,092	825	—	0	2	4,561	0	33	—
LBHI controlled non-debtor entities	45,996	444	0	22	—	—	—	9,194	—	161	—
Non-LBHI controlled entities	51,907	8,551	1,879	3,085	1,150	0	0	769	—	2	—
Total due from affiliates	144,454	10,641	3,242	3,943	1,175	0	4	14,867	0	500	23

Total assets	$150,650	$22,461	$4,769	$4,588	$1,711	$475	$413	$23,752	$145	$500	$24

Liabilities and stockholders’ equity

Accounts payable and other liabilities:
Payables	$380	$24	$5	$—	$—	$—	$—	$1,748	$—	$—	$—
Due to LBHI controlled debtor entities	976	159	—	—	—	1	—	—	—	—	—
Due to LBHI controlled non-debtor entities	352	—	—	—	—	—	—	88	—	—	—
Total accounts payable and liabilities	1,708	183	5	—	—	1	—	1,835	—	—	—

Liabilities (subject to compromise for Debtor entities only):
Derivatives and other contractual agreements	—	9,743	2,176	645	658	60	59	73	—	—	—
Borrowings & Accrued Interest	100,309	—	—	—	—	—	—	—	—	—	—
Taxes and Other Payables	2,161	340	1	16	—	0	—	373	—	—	—
Due to affiliates:
LBHI controlled debtor entities	5,169	21,312	2,463	1,614	448	204	113	22,609	—	48	22
LBHI controlled non-debtor entities	24,916	1,494	0	80	—	0	—	1,819	593	—	0
Non-LBHI controlled entities	44,068	758	40	2,108	396	1	10	1,574	—	—	0
Total due to affiliates	74,153	23,565	2,504	3,802	844	204	123	26,002	593	48	23

Total liabilities (subject to compromise for Debtor entities only)	176,623	33,648	4,680	4,463	1,503	264	182	26,448	593	48	23

Total liabilities	178,331	33,831	4,685	4,463	1,503	265	182	28,283	593	48	23

Stockholders’ equity
Preferred stock	8,993	—	—	—	—	—	—	—	—	—	—
Common stock and additional paid-in capital	9,317	350	31	11	100	250	175	2,031	0	—	7
Retained earnings and other stockholders’ equity	(45,989)	(11,720)	52	114	109	(40)	56	(6,563)	(448)	451	(6)
Total common stockholders’ equity	(36,673)	(11,370)	83	125	209	210	231	(4,531)	(448)	451	1
Total stockholders’ equity	(27,680)	(11,370)	83	125	209	210	231	(4,531)	(448)	451	1
Total liabilities and stockholders’ equity	$150,650	$22,461	$4,769	$4,588	$1,711	$475	$413	$23,752	$145	$500	$24

See accompanying Notes to Balance Sheet

Note: All values that are exactly zero are shown as “—”.  Values between zero and $500,000 appear as “0”.

(1)  Balances for Debtors do not reflect the impact of intercompany eliminations and investments in subsidiaries.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Balance Sheet As of March 31, 2010

(Unaudited)

	DEBTOR ENTITIES (CONT’D)
	CES Aviation V	CES Aviation IX	Structured Asset Securities Corporation	East Dover Ltd	Lehman Scottish Finance LP	LB Rose Ranch LLC	LB 2080 Kalakaua Owners LLC	BNC Mortgage LLC	LB Somerset LLC	LB Preferred Somerset LLC	Total Debtor	Total LBHI Controlled Entities
$ in millions	08-13906	08-13907	09-10558	08-13908	08-13904	09-10560	09-12516	09-10137	09-17503	09-17505	Entities	(1) (2)

Assets
Cash and investments	$0	$0	$—	$0	$—	$0	$—	$1	$—	$—	$11,414	$14,048
Cash and investments pledged or restricted	—	—	—	—	2	—	—	—	—	—	4,802	4,879
Financial instruments and other inventory positions:
Real estate	—	—	—	—	—	4	—	—	—	—	4,166	5,885
Loans	—	—	—	—	—	—	—	—	—	—	3,929	4,095
Private equity/Principal investments	—	—	—	—	—	—	—	—	—	—	2,080	8,114
Derivatives and other contractual agreements	—	—	—	—	—	—	—	—	—	—	5,204	5,643
Total financial instruments and other inventory positions	—	—	—	—	—	4	—	—	—	—	15,379	23,737
Subrogated Receivables from Affiliates and Third Parties	—	—	—	—	—	—	—	—	—	—	9,399	9,399
Receivables and other assets	—	—	1	—	—	2	—	(8)	—	—	1,270	1,726
Investments in affiliates:
LBHI controlled debtor entities	—	—	—	—	—	—	—	—	—	—	1,004	(14,898)
LBHI controlled non-debtor entities	—	—	—	0	(33)	—	—	—	—	—	(27,501)	(26,117)
Non-LBHI controlled entities	—	—	—	—	—	—	—	—	—	—	14,838	22,745
Total Investments in affiliates	—	—	—	0	(33)	—	—	—	—	—	(11,659)	(18,270)
Due from affiliates:
LBHI controlled debtor entities - post petition	3	6	—	—	—	—	0	—	—	—	1,136	1,576
LBHI controlled non-debtor entities - post petition	—	—	—	—	—	—	—	—	—	—	681	681
LBHI controlled debtor entities	—	0	613	100	—	—	—	—	—	—	54,596	75,655
LBHI controlled non-debtor entities	0	—	0	0	58	—	—	17	—	—	55,892	55,893
Non-LBHI controlled entities	—	—	8	9	—	—	—	—	—	—	67,360	83,851
Total due from affiliates	3	6	621	110	58	—	0	17	—	—	179,665	217,655

Total assets	$4	$6	$621	$110	$27	$6	$0	$9	$—	$—	$210,271	$253,175

Liabilities and stockholders’ equity

Accounts payable and other liabilities:
Payables	$—	$—	$—	$—	$—	$—	$—	$—	$—	$—	$2,157	$2,157
Due to LBHI controlled debtor entities	—	—	—	—	—	—	—	0	—	—	1,136	1,818
Due to LBHI controlled non-debtor entities	—	—	—	—	—	—	—	—	—	—	439	439
Total accounts payable and liabilities	—	—	—	—	—	—	—	0	—	—	3,733	4,415

Liabilities (subject to compromise for Debtor entities only):
Derivatives and other contractual agreements	—	—	—	—	—	—	—	—	—	—	13,414	13,414
Borrowings & Accrued Interest	—	—	—	—	—	—	—	—	—	—	100,309	100,316
Taxes and Other Payables	—	—	(4)	—	—	1	2	5	—	3	2,897	3,281
Due to affiliates:
LBHI controlled debtor entities	8	9	588	4	—	—	—	1	—	—	54,612	102,203
LBHI controlled non-debtor entities	—	0	0	0	—	—	31	—	8	10	28,952	28,971
Non-LBHI controlled entities	0	0	0	—	—	—	—	1	—	—	48,958	54,685
Total due to affiliates	8	9	588	4	—	—	31	2	8	10	132,522	185,859

Total liabilities (subject to compromise for Debtor entities only)	8	9	585	4	—	1	33	7	8	12	249,142	302,871

Total liabilities	8	9	585	4	—	1	33	7	8	12	252,874	307,286

Stockholders’ equity
Preferred stock	—	—	—	—	—	—	—	—	—	—	8,993	11,035
Common stock and additional paid-in capital	—	—	20	76	50	46	(17)	67	—	—	12,514	26,162
Retained earnings and other stockholders’ equity	(4)	(3)	17	30	(23)	(40)	(15)	(65)	(8)	(12)	(64,110)	(91,307)
Total common stockholders’ equity	(4)	(3)	37	106	27	5	(33)	2	(8)	(12)	(51,596)	(65,145)
Total stockholders’ equity	(4)	(3)	37	106	27	5	(33)	2	(8)	(12)	(42,603)	(54,111)
Total liabilities and stockholders’ equity	$4	$6	$621	$110	$27	$6	$0	$9	$—	$—	$210,271	$253,175

See accompanying Notes to Balance Sheet

Note: All values that are exactly zero are shown as “—”.  Values between zero and $500,000 appear as “0”.

(1)  Balances for Debtors do not reflect the impact of intercompany eliminations and investments in subsidiaries.

(2)  Only balances between Non-Debtor Entities reflect the impact of intercompany eliminations and investments in subsidiaries.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Financial Instruments Summary and Activity(1)

January 1, 2010 - March 31, 2010

(Unaudited)

	As of March 31, 2010					(Activity 1/01/10 - 3/31/10)

				As Reported		Asset Transfers,	Fair Value /
				December 31, 2009		Reclassifications	Recovery Value	Cash(5)
$ in millions	Encumbered(2)	Unencumbered(3)	Total	Total	Change	and Other (4)	Change(5)	(Receipts)	Disbursements(6)

Real Estate
Debtors:
Lehman Brothers Holdings Inc.	$—	$2,252	$2,252	$1,941	$311	$(7)	$163	$(41)	$197
Lehman Commercial Paper Inc.	50	1,721	1,772	1,406	366	(20)	205	(79)	259
Lux Residential Properties Loan Finance S.a.r.l	137	—	137	137	—	—	—	—	—
LB Rose Ranch LLC	—	4	4	4	0	—	—	—	—
Subtotal Debtors	188	3,978	4,166	3,488	678	(27)	368	(120)	456

Non-Debtors	—	1,719	1,719	1,764	(45)	(15)	64	(128)	34
Total Real Estate	188	5,697	5,885	5,252	633	(42)	432	(247)	490

Loans
Debtors:
Lehman Brothers Holdings Inc.	104	1,204	1,308	1,286	22	57	8	(46)	3
Lehman Brothers Special Financing Inc.	—	2	2	2	(0)	—	—	—	—
Lehman Brothers Commodity Services Inc.	—	0	0	—	0	—	—	—	—
Lehman Commercial Paper Inc.	—	2,618	2,618	1,856	762	111	227	(131)	555
Subtotal Debtors	104	3,824	3,928	3,144	784	168	235	(177)	558

Non-Debtors	—	166	166	308	(142)	(135)	60	(69)	—
Total Loans	104	3,990	4,094	3,453	641	33	295	(246)	558

Private Equity / Principal Investments
Debtors:
Lehman Brothers Holdings Inc.	—	1,429	1,429	1,143	286	244	101	(60)	1
Lehman Commercial Paper Inc.	—	651	651	350	301	—	301	—	—
Subtotal Debtors	—	2,080	2,080	1,493	587	244	402	(60)	1

Non-Debtors	—	6,034	6,034	6,366	(332)	(244)	158	(262)	17
Total Private Equity / Principal Investments	—	8,114	8,114	7,859	255	—	560	(322)	17

Derivative Receivables and Related Assets
Debtors:
Lehman Brothers Special Financing Inc.	368	3,901	4,269	4,465	(196)	41	568	(804)	—
Lehman Brothers Commodity Services Inc.	—	270	270	397	(127)	—	(102)	(25)	—
Lehman Brothers OTC Derivatives Inc.	—	359	359	218	141	246	(95)	(10)	—
Lehman Brothers Commercial Corp.	—	145	145	134	10	—	10	—	—
Lehman Commercial Paper Inc.	—	105	105	106	(2)	—	18	(19)	—
Other Debtors	—	56	56	88	(32)	(41)	9	—	—
Subtotal Debtors	368	4,835	5,204	5,409	(205)	246	408	(858)	—

Non-Debtors	—	439	439	411	29	—	138	(110)	—
Total Derivative Receivables and Related Assets	368	5,274	5,643	5,820	(177)	246	546	(968)	—

Totals	$660	$23,075	$23,735	$22,383	$1,352	$237	$1,832	$(1,782)	$1,065

Notes:

All values that are exactly zero are shown as “—”.  Values between zero and $500,000 appear as “0”.

(1)

This schedule reflects inventory activity between the December 31, 2009 and March 31, 2010 Balance Sheets. This schedule and the accompanying Balance Sheet exclude any assets that have been, for presentation purposes, netted against any financings. Refer to the accompanying Notes to the Balance Sheet for further discussion.

(2)

Assets presented are encumbered to collateralized lenders, other third parties, and to LBHI Controlled Affiliates including Aurora Bank FSB and Woodlands Commercial Bank, and are reported on the Balance Sheet herein.

(3)

Includes financial instruments that were recorded on previously reported Balance Sheets as pledged to JPMorgan but were subsequently released in accordance with the terms of the Collateral Disposition Agreement (effective date of March 31, 2010). Refer to the Notes to the Balance Sheet for further discussion.

(4)

Primarily includes: (i) paydown of MetLife obligation and return of loans from the Non-Debtor trust holding assets securing the MetLife notes (Loans), (ii) reclassification of $244 million from a Non Debtor entity to LBHI. Amount represents a portion of the investment in Neuberger Berman Group LLC based on the net assets contributed in exchange for the preferred and equity interests (Private Equity / Principal Investments), and (iii) reclassification of the recovery value of certain financial instruments previously reported in LOTC’s balance sheet in “Due from Affiliates - Non LBHI Controlled entities” (Derivatives).

(5)

Amounts may differ from previously filed Schedule of Cash Receipts and Disbursements due to inclusion in that report of certain non-inventory items such as operating expenses, interest income and dividend distributions.

(6)

Primarily includes: (i) payments ($971 million) to Bankhaus and changes in value for the purchased assets (Loans and Real Estate), and (ii) change in value of the Kingfisher Securitization Instrument in Private Equity / Principal investments in LCPI. Recently, LCPI became the collateral manager which provided better visibility into the underlying collateral.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Real Estate Owned and Unencumbered - by Product Type(1)

As of March 31, 2010

(Unaudited)

$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Other Debtor Entities	Total Debtor Entities	Lehman ALI Inc. (6)	Property Asset Management Inc. (6)	Other Non- Debtor Entities	Total LBHI Controlled Entities
Residential Real Estate
United States
Whole Loans:
Alt-A / Prime(2)
First Lien	$104	$—	$—	$104	$—	$—	$—	$104
Second Lien	11	—	—	11	—	—	—	11
Subtotal	114	—	—	114	—	—	—	114

Subprime(2)
First Lien	104	—	—	104	—	—	—	104
Second Lien	2	—	—	2	—	—	—	2
Subtotal	106	—	—	106	—	—	—	106

Other
Warehouse lines:
Residential	—	35	—	35	—	—	—	35
Auto	—	8	—	8	—	—	—	8
Securities	—	9	—	9	—	—	—	9
Real Estate Owned	48	—	—	48	—	3	—	51
Small Balance Commercial	13	—	—	13	—	—	6	19
Mortgage-Backed Securities(3)	—	—	—	—	99	—	—	99
Other(4)	95	—	—	95	—	—	—	95
Subtotal	156	52	—	208	99	3	6	316

Europe
Whole loans:
Other	—	—	—	—	—	—	11	11

Total Residential Real Estate	$377	$52	$—	$429	$99	$3	$17	$547

Commercial Real Estate
North America
Whole loans
Senior	$449	$29	$—	$479	$96	$34	$317	$926
B-notes/Mezzanine	203	—	—	203	29	27	—	259
Corporate Loans	19	130	—	149	58	—	—	207
Seller Financed Loans	—	572	—	572	—	—	—	572
Equity	—	—	—	—	10	138	19	168
Real Estate Owned	142	—	4	146	47	232	43	468
Other	24	14	—	38	1	—	1	40
Subtotal	837	746	4	1,587	240	432	381	2,641

Europe
Whole loans
Senior	—	60	—	60	—	—	123	183
B-notes/Mezzanine	—	506	—	506	—	—	—	506
Corporate Loans	—	—	—	—	—	—	—	—
Equity	6	9	—	15	—	85	133	233
Subtotal	6	576	—	582	—	85	256	922

Asia
Whole loans
Senior	—	—	—	—	—	—	10	10
B-notes/Mezzanine	—	—	—	—	—	—	—	—
NPLs(5)	—	—	—	—	—	—	56	56
Equity	—	—	—	—	—	—	100	100
Other	—	—	—	—	—	—	40	40
Subtotal	—	—	—	—	—	—	206	206

Securitization Instruments(7)	1,032	347	—	1,380	—	—	—	1,380

Total Commercial Real Estate	$1,876	$1,669	$4	$3,549	$240	$517	$843	$5,149

Total Real Estate	$2,252	$1,721	$4	$3,978	$339	$520	$860	$5,697

Notes:

(1)	This schedule reflects unencumbered assets that are included on the Balance Sheet. Refer to the accompanying Notes to the Balance Sheet for further discussion on valuation and additional disclosures.
(2)	Prime / Subprime designations based on loan characteristics at origination.
(3)	Rated non-investment grade.
(4)	Represents the estimated present value of servicing fee cash flows, valued at approximately $41 million, and other recoveries of approximately $54 million.
(5)	NPLs are loans purchased as non-performing loans.
(6)

Major Non-Debtor entities holding real estate assets have been presented to provide additional disclosure. Lehman Ali Inc. and Property Asset Management Inc. are presented on a consolidated basis for their direct and indirect subsidiaries, excluding any Debtor entities that consolidate into Lehman Ali Inc.

(7)

These financial instruments were recorded on previously reported Balance Sheets as pledged to JPMorgan but were subsequently released in accordance with the terms of the Collateral Disposition Agreement (effective date of March 31, 2010). Refer to the Notes to the Balance Sheet for further discussion.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Commercial Real Estate Owned and Unencumbered - By Property Type And Region(1)

As of March 31, 2010

(Unaudited)

	North
$ in millions	America	Europe	Asia	Total
Commercial Real Estate
Senior Whole Loans
Office	$67	$158	$—	$225
Hotel	355	—	—	355
Multi-family	36	—	—	36
Retail	28	13	10	51
Condominium	123	12	—	135
Land	282	—	—	282
Other	36	1	—	36
Total Senior Whole Loans by Type	926	183	10	1,120

B-Note/Mezz Whole Loans
Office	64	317	—	381
Hotel	19	35	—	54
Multi-family	59	72	—	131
Mixed-use	—	82	—	82
Industrial	16	—	—	16
Retail	15	—	—	15
Condominium	47	0	—	48
Land	39	—	—	39
Total B-Notes/Mezz Whole Loans by Type	259	506	—	765

Corporate Loans
Industrial	19	—	—	19
Multi-family	101	0	—	101
Self Storage	69	—	—	69
Other	18	—	—	18
Total Corporate Loans by Type	207	0	—	207

Seller Financed Loans
Office	289	—	—	289
Hotel	133	—	—	133
Industrial	131	—	—	131
Other	19	—	—	19
Total Seller Financed Loans by Type	572	—	—	572

NPLs(2)
Residential	—	—	53	53
Other	—	—	3	3
Total NPLs by Type	—	—	56	56

Equity
Office	12	95	41	148
Industrial	6	3	—	9
Hotel	35	—	30	66
Multi-family	3	18	13	34
Retail	3	—	3	6
Mixed-use	—	106	—	106
Condominium	12	—	—	12
Land	44	—	10	54
Other	52	10	3	66
Total Equity by Type	168	233	100	500

Real Estate Owned
Office	40	—	—	40
Industrial	4	—	—	4
Hotel	34	—	—	34
Multi-family	83	—	—	83
Condominium	179	—	—	179
Land	110	—	0	110
Other	19	—	—	19
Total Real Estate Owned by Type	468	—	0	469

Other	40	—	40	80
Securitization Instruments(3)	1,380	—	—	1,380
Total Commercial Real Estate	$4,020	$922	$206	$5,149

Notes:

(1)	This schedule reflects unencumbered assets that are included on the Balance Sheet. Refer to the accompanying Notes to the Balance Sheet for further discussion on valuation and additional disclosures.
(2)	NPLs are loans purchased as non-performing loans.
(3)

These financial instruments were recorded on the Balance Sheets as pledged to JPMorgan as of December 31, 2009 but were subsequently released in accordance with the terms of the Collateral Disposition Agreement (effective date of March 31, 2010). These Instruments represent interests in trusts that are domiciled in North America, though certain of the underlying collateral may have been originated in foreign jurisdictions. Refer to the Notes to the Balance Sheet for further discussion.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Loan Portfolio (Funded and Unencumbered) Summary by Rating(1)

As of March 31, 2010

(Unaudited)

$ in millions

	Debtor Entities
Ratings Equivalent(2)	Lehman Brothers Holdings Inc.	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Commercial Paper Inc.	Non-Debtor Entities	Total LBHI- Controlled Entities

			Notional

High Grade	$54	$—	$—	$1,446	$—	$1,500
High Yield	109	2	1	1,722	31	1,865
Non-Rated(3)	—	—	—	24	137	161

Total	$163	$2	$1	$3,193	$168	$3,526

			Fair Value

High Grade	$54	$—	$0	$1,237	$—	$1,291
High Yield	89	2	—	1,307	29	1,426
Non-Rated(3)	—	—	—	20	137	156

Subtotal	143	2	0	2,563	166	2,874

Securitization Instruments(4)	1,061	—	—	56	—	1,117

Total	$1,204	$2	$0	$2,618	$166	$3,990

Notes:

(1)	This schedule reflects unencumbered assets that are included on the Balance Sheet. Refer to the accompanying Notes to the Balance Sheet for further discussion on valuation and additional disclosures.

(2)

“High Grade” (investment grade) or “High Yield” (non-investment grade) categorizations are based on internal ratings and may not be equivalent to external credit assessments by major independent credit rating agencies.

(3)

Non-Rated assets primarily consist of (i) non-performing loan portfolios in Asia and South America with a remaining Notional value of approximately $1.3 billion, which are included at fair value of approximately $137 million in both “Notional” and “Fair Value” in the table above and (ii) trade claims which have a Notional value of approximately $2.0 billion and are included at fair value of approximately $25 million in both “Notional” and “Fair Value” in the table above.

(4)

Notional amounts are not presented for Securitization Instruments above. These financial instruments were recorded on previously reported Balance Sheets as pledged to JPMorgan but were subsequently released in accordance with the terms of the Collateral Disposition Agreement (effective date of March 31, 2010). Refer to the Notes to the Balance Sheet for further discussion.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Private Equity / Principal Investments Owned and Unencumbered by Legal Entity and Product Type(1)

As of March 31, 2010

(Unaudited)

$ in millions	Private Equity Platform	Direct Investments(3)	GP/LP Investments(4)	Asia Investments	Seed Capital	Securitization Instruments(5)	Totals
By Legal Entity
Debtors:
Lehman Brothers Holdings Inc.	$12	$655	$432	$—	$19	$312	$1,429
Lehman Brothers Special Financing Inc.	—	—	—	—	—	—	—
Lehman Commercial Paper Inc.	—	1	—	—	—	650	651
Total Debtors	12	655	432	—	19	962	2,080

Non-Debtors:
LB I Group Inc. (2)	411	1,675	801	32	182	—	3,100
Other Non-Debtors	358	810	1,379	369	18	—	2,934
Total Non-Debtors	768	2,485	2,181	400	200	—	6,034
Total	$780	$3,140	$2,612	$400	$219	$962	$8,114

By Product Type
Private Equity / Leveraged Buy Outs (“LBOs”)	$229	$2,431	$482	$337	$—	$—	$3,479
Venture Capital	90	63	16	—	—	—	168
Fixed Income	118	455	158	—	—	—	732
Real Estate Funds	276	1	1	—	—	—	277
Hedge Funds	—	—	1,950	—	161	—	2,111
Securitization Instruments(5)	—	—	—	—	—	962	962
Other(6)	68	190	6	63	58	—	385
Total	$780	$3,140	$2,612	$400	$219	$962	$8,114

Notes:

(1)

This schedule reflects unencumbered assets that are included on the Balance Sheet. Private Equity / Principal Investments are reported at values as of March 31, 2010. Refer to the accompanying Notes to the Balance Sheet for further discussion on valuation and additional disclosures.

(2)

LB I Group Inc. (read LB “one” Group Inc.), is a major Non-Debtor entity holding Private Equity / Principal Investment assets that has been presented to provide additional disclosure. LB I Group Inc. is presented on a consolidated basis including its respective subsidiaries.

(3)

Direct Investments (Private Equity / LBOs) includes $1,017 million recorded for preferred and common equity interests in Neuberger Berman as of March 31, 2010, reflecting amounts initially calculated prior to closing of the acquisition.

(4)	Represents Limited Partner (“LP”) interests in investment funds and General Partner ownership interests in Fund Sponsors.
(5)

These financial instruments were recorded on previously reported Balance Sheets as pledged to JPMorgan but were subsequently released in accordance with the terms of the Collateral Disposition Agreement (effective date of March 31, 2010). Refer to the Notes to the Balance Sheet for further discussion.

(6)	“Other” includes foreign and domestic publicly traded equities, and other principal or private equity investments.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Derivatives Assets and Liabilities(1)

As of March 31, 2010

(Unaudited)

$ in millions	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Brothers Commercial Corporation	Lehman Brothers OTC Derivatives Inc.	Lehman Brothers Financial Products Inc.	Lehman Brothers Derivative Products Inc.	Lehman Commercial Paper Inc.	Non-Debtor Entities	Totals
Assets - Receivables, Net

Open ($)	$883	$3	$75	$332	$24	$5	$—	383	$1,705
Termed / Matured ($)	3,188	241	69	27	11	16	105	56	3,714
Total	4,071	244	145	359	36	20	105	439	5,418
Other Derivative Related Assets(2)	198	26	—	—	—	—	—	—	224
Total Derivatives and Related Assets	$4,269	$270	$145	$359	$36	$20	$105	$439	$5,643

# of Contracts(3)
Open (# of contracts)	509	9	1	12	6	1	—	3	541
Termed / Matured (# of contracts)	1,593	202	282	45	39	18	23	6	2,208
Total	2,102	211	283	57	45	19	23	9	2,749

Liabilities - Payables

Open ($)	$(591)	$—	$(33)	$(123)	$(1)	$(0)	$—	$—	$(748)
Termed / Matured ($)	(9,152)	(2,174)	(613)	(535)	(59)	(59)	(73)	—	(12,665)
Total	$(9,743)	$(2,174)	$(645)	$(658)	$(60)	$(59)	$(73)	$—	$(13,413)

# of Contracts(3)
Open (# of contracts)	295	8	54	27	3	2	—	—	389
Termed / Matured (# of contracts)	1,643	186	131	105	9	45	2	—	2,121
Total	1,938	194	185	132	12	47	2	—	2,510

Notes:

(1)             Refer to the accompanying Notes to the Balance Sheet for further discussion regarding derivative amounts recorded.

(2)             Amounts represent assets being managed by the LBHI Derivative Asset team that are not related to open or termed contracts.  Amounts primarily include returned customer collateral, physical commodity positions, and shares of hedge funds.

(3)             Number of contracts may differ from prior periods due to improved counterparty visibility and counterparty resolutions.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Schedule of Unfunded Lending and Private Equity / Principal Investments Commitments

As of June 30, 2010

(Unaudited)

	Debtor Entities
$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Other Debtor Entities	Total Debtor Entities	Non-Debtor Entities	Total LBHI Controlled Entities
Real Estate
Commercial	$67	$237	$—	$304	$2	$306

Loans(1)(2)
High Grade	1	1,569	—	1,570	—	1,570
High Yield	63	1,184	1	1,247	—	1,247
Non-Rated	—	—	—	—	—	—
Total	64	2,753	1	2,817	—	2,817

Private Equity / Principal Investments
Private Equity Platform	—	—	—	—	372	372
Direct Investments	—	67	—	67	34	101
GP / LP Investments(3)	110	—	—	110	524	634
Total	110	67	—	176	930	1,107

Total	$241	$3,057	$1	$3,298	$932	$4,230

Notes:

(1)              “High Grade” (investment grade) or “High Yield” (non-investment grade) categorizations are based on internal ratings and may not be equivalent to external credit assessments by major independent credit rating agencies.

(2)              Loan commitments include $202 million that have been primarily participated to certain securitization structures.  Amounts exclude commitments made by Aurora Bank FSB, Woodlands Commercial Bank and certain other unfunded commitments participated to securitization structures that the Company is not obligated to fund but which had been included in previous MOR filings.

(3)              Represents unfunded commitments related to interests held in General Partnership (“GP”) and Limited Partnership (“LP”) investments.